UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2005

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

PREAMI Study Results

On September 4, 2005, CV Therapeutics, Inc. (“CV Therapeutics”) announced that based on data presented from the PREAMI (Perindopril and Remodeling in Elderly with Acute Myocardial Infarction) study during a Hotline session of the European Society of Cardiology Congress 2005 in Stockholm, Sweden, perindopril improved cardiac function, including left ventricular remodeling, in elderly patients following a heart attack. In the PREAMI study, perindopril reduced the primary endpoint, a combination of death, hospitalization for heart failure and left ventricular remodeling, by 38 percent (p<0.001). This reduction in the primary endpoint was driven by a 46 percent reduction (p<0.001) in left ventricular remodeling.

The PREAMI study was a multi-center, double-blind, randomized, placebo controlled study that evaluated 1,252 patients aged 65 or older with an acute myocardial infarction and an ejection fraction of greater than or equal to 40 percent. Patients requiring urgent coronary angiography or revascularization were excluded from the study. Eligible patients were randomized to receive perindopril or placebo and were followed for a period of 12 months. Oral perindopril or matched placebo were administered at a daily dose of 4 mg for the first month and 8 mg until the end of the treatment period. Perindopril was initiated, on average, 11 days after a heart attack. The most common adverse event leading to discontinuation that was more frequent on perindopril than placebo was cough.

In the United States, perindopril is co-promoted under the brand name ACEON® (perindopril erbumine) Tablets by CV Therapeutics and Solvay Pharmaceuticals, Inc. (“Solvay Pharmaceuticals”).

A copy of the press release dated September 4, 2005 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ASCOT Study Results

Also on September 4, 2005, CV Therapeutics announced that patients in the ASCOT (Anglo-Scandinavian Cardiac Outcomes Trial) study receiving a treatment regimen of the calcium channel blocker amlodipine plus or minus the angiotensin converting enzyme (ACE) inhibitor perindopril experienced a significant reduction in major cardiovascular endpoints and in all-cause mortality compared to patients receiving a regimen of the beta blocker atenolol plus or minus the diuretic bendroflumethiazide, according to data presented at the European Society of Cardiology Congress 2005 in Stockholm, Sweden, and published concurrently in The Lancet.

The ASCOT study was stopped early by the study’s steering committee due to the benefits observed from the combination of the newer blood pressure lowering drugs, amlodipine and perindopril. In the ASCOT study, all cause mortality was reduced by 11 percent (p= 0.025) with the amlodipine and perindopril based treatment regimen. In this regimen, nearly two-thirds of patients were receiving perindopril at the end of the study.

In addition, the ASCOT study showed that the amlodipine and perindopril based regimen reduced total cardiovascular events and procedures by 16 percent (p<0.0001), the risk of fatal and non-fatal stroke by 23 percent (p=0.0003), and also new cases of diabetes by 30 percent (p<0.0001) compared with the standard treatment of atenolol and diuretic based regimen.

Patients in the amlodipine and perindopril based regimen of the study experienced a 10 percent reduction in the primary endpoint of nonfatal myocardial infarction and fatal coronary heart disease. This difference did not reach statistical significance.

In the United States, perindopril is co-promoted under the brand name ACEON® by CV Therapeutics and Solvay Pharmaceuticals and is indicated to reduce the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease and also is indicated for the treatment of patients with essential hypertension. The PREAMI and the ASCOT study were neither funded nor sponsored by CV Therapeutics or Solvay Pharmaceuticals.

A copy of the press release dated September 4, 2005 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

* * * * *

Forward-Looking Statements. This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products or product candidates, or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	Press Release dated September 4, 2005.
99.2	Press Release dated September 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2005	CV THERAPEUTICS, INC.

	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari
Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press Release dated September 4, 2005.
99.2	Press Release dated September 4, 2005.